Exhibit 11

                            BAIRNCO CORPORATION
        CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
          FOR THE QUARTERS ENDED MARCH 30, 1996 AND APRIL 1, 1995
                               (Unaudited)


                                        1996            1995
PRIMARY EARNINGS PER SHARE:

Net income                              $  2,109,000    $  1,891,000

Average common shares outstanding          9,948,000      10,500,000
Common shares issuable in respect to
  common stock equivalents,  with a
  dilutive effect                            121,000             --
Total common and common equivalent
  shares                                  10,069,000      10,500,000

Primary Earnings Per Common Share       $       0.21    $       0.18


FULLY DILUTED EARNINGS PER SHARE:

Net income                              $  2,109,000    $  1,891,000

Total common and common equivalent
  shares                                  10,069,000      10,500,000
Additional common shares assuming full
  dilution                                       --              --
Total common shares assuming full
  dilution                                10,069,000      10,500,000

Fully Diluted Earnings Per Common Share $       0.21    $       0.18





Earnings per share are based on the average number of shares outstanding during each period. Primary earnings per share include all common stock equivalents. Fully diluted earnings per share include all common stock equivalents plus the additional common shares issuable assuming full dilution.